Michael:

Thank you, Jerry and thank you all for joining us this morning as we review our first quarter results.

I’ll begin by covering some of the highlights of our performance. Frank will then take us through the results in detail. After his remarks, I’ll return with closing comments before we move on to the Q&A.

Our performance for the quarter was strong, fueled by continued progress in many areas of the business. Organic revenue growth of 5.1% is in line with the industry. And, we are beginning to see a broader cross-section of our companies contribute to our results on this key growth metric. Operating margin also improved significantly, which demonstrates that the tools and the people we have been putting in place across the organization are leading to more effective cost controls.

As a result of our continued improvement on both the top line and in our ability to drive profitability, we narrowed the seasonal first quarter operating loss from $124 million in 2007 to $58 million this year. The loss applicable to common shareholders declined by about half, from $0.29 per share in last year’s Q1 to $0.15 this past quarter.

In terms of the organic growth result, there are a number of things that should be called out. Performance is improving across our portfolio and at our operations outside of the United States. The drivers of domestic organic revenue growth were McCann and the CMG companies, as well as our US independents. Our media agencies, Lowe and Draftfcb all contributed to improved performance in key regions such as Europe, Asia and Latin America.

On our year-end call back in February, we mentioned that the tone of the business was solid and that continues to be the case. On that call, we listed some of the wins from the first half of the first quarter, such as Magnum Ice Cream and China Mobile at Lowe, as well as Hyundai/Kia and Cadbury-Schweppes at Initiative. We’ve seen a steady stream of additional activity since then, with McCann, MRM and Universal McCann jointly winning Cadillac and Dodge business in China, while Draftfcb picked up the Chevrolet business in the UK and a number of Kraft Foods assignments in international markets.

Deutsch won Dr. Pepper, which was a high-profile pitch, as was McCann’s Staples win in the UK. More recently, we’re seeing a significant expansion of our relationship with Nokia, which uses a full range of IPG agencies across the marketing disciplines. And the Knorr win last week adds an important global brand to Lowe’s growing list of Unilever assignments.

Of course, it goes without saying that clients remain cautious due to the broader economic concerns. To date, we are not seeing signs of a pullback, but we continue to monitor the situation closely – so as to be able to respond quickly should the need arise.

Our progress in terms of financial systems and talent has given us better visibility into the organization and gives us confidence that we have the right tools with which to manage the business. As we have built these tools and discipline, we have also seen a significant improvement in profitability, quarter to quarter, going back to early 2006.

As always, Frank will provide an in-depth review of our results. Before I hand it over to him, however, there is one item on which I’d like to comment. If you’ve taken a look at our press release this morning, you will see that we have recognized a provision of $12 million related to the SEC investigation of our past restatements. We now have enough of a basis to make this estimate of monetary liability in connection with this matter and we’d like to update you on the situation as it currently stands.

We are in advanced settlement discussions with the SEC staff, although we cannot at this time predict with certainty the outcome of these negotiations or detail the nature of the Commission’s allegations. We believe they will concern issues from past periods that we have previously disclosed. As you know, we have devoted considerable resource to replacing staff in the relevant areas of our business – we do not expect that we will need to take further action as a result of the complaint. We also expect that the Commission will be in position to make an announcement shortly regarding the resolution of this serious matter. At that time, we’ll have a more detailed public statement.

As you can appreciate, this puts us in a highly unusual and awkward position this morning, but there is no additional information that we can share with you at this time. I would add, however, that it will be significant for us to finally put this issue behind us so that we can continue to focus on growing our business.

At this point, I’d like to hand things over to Frank for the full details on our results...

Frank Mergenthaler

Overview – First Quarter 2008

Good morning. Let me remind everyone that the presentation slides which accompany our remarks are available on our website.

As Michael indicated in his comments, we are very pleased with first quarter results and believe they represent a strong start to the year.

Among highlights in the quarter:

•	Consolidated organic revenue growth was 5.1%, reflecting increased spending by existing clients and balanced geographic growth.

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We had significantly improved expense leverage. In salaries and related expenses, improvement was driven by base salaries and benefits, where we had 100 basis points of incremental leverage as a percent of revenue.

•	Office and General expenses decreased from a year ago, which, along with our revenue performance, translates into 440 basis points of improvement as a percent of revenue.

Michael mentioned the very positive result these factors had in cutting our first quarter operating loss by more than half. Our Q1 operating margin improved by over 500 basis points. You will recall that our full-year target for margin growth is in a range around 300 basis points. So the year is clearly off to a solid start.

Operating Performance – Q1-2008

•	Turning to slide 3, our P&L for the first quarter.

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I’ll cover revenue and operating expense trends shortly. As Michael mentioned, we accrued $12 million for potential settlement related to the ongoing SEC investigation. It is a component of Other Expense.

Revenue – Q1 2008

•	Moving ahead, on slide 4, we provide additional detail on revenue.

•	Reported revenue in the quarter was $1.49 billion, an increase of 9.3%. Compared to Q1-07, exchange rates had a positive impact of 3.8%, while net business acquisitions added 0.3%.

•	The result was organic revenue growth of 5.1%, driven by both higher revenue from existing clients and revenue from net new business wins.

•	On the bottom half of this slide, you can see our revenue growth by segment.

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At Integrated Agency Networks, reported revenue grew 9.7%, while organic revenue growth was 4.6%. Growth was solid nearly across the board, led by advertising, digital and activation disciplines, as well as media.

•	At our CMG segment, revenue grew 7.1%, while organic revenue growth was 7.7%. We had continuing strong performance in public relations, as well as event and sports marketing.

Revenue – Q1 2008 Geographic Region

•	Slide 5 provides a breakdown of Q1 revenue growth by region.

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In the U.S., revenue increased 5.2% organically. As Michael mentioned, we had growth across our full range of advertising and marketing disciplines, as well as from most major client industry groups. This was led by McCann, Deutsch, and Hill Holliday.

•	Internationally, reported revenue growth was 15% with a strong currency tailwind, and organic revenue growth was 5%.

•	In the UK, organic revenue growth was 3.7%, led by McCann, our media agencies, and our event business, primarily attributable to net new client wins.

•	In Continental Europe, organic growth was 3.6% led by our media businesses and Lowe, which had higher spending from existing clients.

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In AsiaPac, Q1 organic revenue growth was 12.0%. We continued to have strong growth in China and India, with increased client spending and new business wins across our three global agency networks. Results in Japan continued to reflect a more challenging economic environment.

•	In Latin America, organic revenue growth was 7.0%, also led by Lowe and DraftFCB.

Organic Revenue Growth LTM

On slide 6, we present a longer view of organic revenue growth, presented on a trailing twelve month basis. This chart effectively demonstrates the trajectory of the business and underscores what Michael mentioned about not focusing excessively on any individual quarter. As you can see, organic revenue growth is trending well. Over the last twelve months, this key measure of vitality was 4.6%.

Expenses – Salaries & Related and O&G – Q1 2008

On slide 7, we move on to a closer look at operating expenses.

•	Salaries and related expenses were $1.06 billion in the quarter, 71.7% of revenue, compared with 72.8% of revenue a year ago, an improvement of 110 basis points.

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As you will see in the appendix to our presentation slides, leverage on base salaries and benefits improved 100 basis points, and was the largest driver of our improvement. At the same time, temporary help also declined by 30 basis points as a percent of revenue.

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Even as we become more efficient, we continue to invest behind revenue growth, in strategically critical services and in high-growth regions of the world. Headcount at quarter-end was approximately 43,100, a net increase of approximately 1,100 from a year ago, which chiefly reflects our acquisition of Lintas India in Q2-’07, as well as growth in China and global investment behind digital, marketing services and media.

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Office & general expenses, on the lower half of this slide, were $475 million in the first quarter compared with $495 million a year ago, a decrease of 4.1% as reported, and a decrease of 6.7% organically. Importantly, O&G expenses were 32.0% of Q1 revenue compared with 36.4% a year ago.

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All major cost categories in O&G decreased as a percent of revenue. The key drivers included lower professional fees, and improved leverage on occupancy expense, a result of ongoing operating disciplines and cost actions taken in 2007.

Adjusted Operating Margin LTM

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On slide 8, we show our operating margin on a trailing twelve month basis. This excludes restructuring and impairment charges, in order to capture the trend in underlying results. As was the case with organic revenue growth, this chart shows significant and consistent progress. As you can see, our operating margin over the last twelve months was 6.6%.

Cash Flow

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On slide 9 we turn to cash flow for the first quarter. As you know, Q1 is typically a cash-out quarter due to the seasonality of both revenue and working capital, while we saw the seasonal cash increase in Q4.

•	For the quarter, cash used in operations was $288 million compared with use of $383 million in Q1-

07. This significant improvement was due to our decreased net loss and lower use of cash in working capital.

•	Seasonal use of cash in working capital was $241 million compared to $283 million a year ago.

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D&A in Q1 was a total of $70 million. Depreciation was $43 million, amortization of restricted stock and other non-cash compensation was $20 million, while amortization in interest expense was $7 million.

•	In the Investing Activities section, we used approximately $47 million in the quarter.

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Our Financing Activities in Q1 included, as previously disclosed, the put of $191 million of our 4.5% convertible debt, which we repurchased from cash on hand. This activity retired 15.4 million embedded dilutive share equivalents as well.

•	In total, seasonal cash use in the quarter was $525 million, which is approximately $100 million better than a year ago, excluding the impact of our debt repurchase.

Balance Sheet – Current Portion

•	On slide 10 we present the current portion of our balance sheet, as of March 31 ’08 and ’07, and December 31.

We ended Q1 with $1.5 billion in cash and short-term marketable securities, approximately the same level as a year ago.

Debt Maturity Schedule

•	Our debt maturity schedule as of quarter-end is presented on slide 11.

•	Total debt at quarter-end was $2.1 billion, a decrease of approximately $200 million from both a year ago and year-end 2007, due to our debt repurchase. With our stronger cash generation,

net debt declined $200 million as well from the seasonally-comparable level a year ago.

Summary

In summary, on slide 12, we turned in our best Q1 performance in many years. With that said, we remain cautiously optimistic about our business given macro economic pressures. As Michael indicated, the tone of our business has remained sound and actual client spending levels, broadly speaking, are in line with our expectations for this point in the year.

As important, we continue to leverage improved talent and tools for better financial visibility and control. As a result, our operations are increasingly disciplined and able to drive significant improvement, as evident in the results we are sharing with you today. Our Q1 tells us that the year and our turnaround are on track.

Now I’ll to hand the call back to Michael.

Michael:

Thank you, Frank.

As you can see, our performance in the first quarter represents a good start to the year. Growth was balanced from existing and new clients, across the marketing disciplines. We continued to see demand for digital, marketing services, integrated solutions, and high value strategic thinking in advertising and media, as well as strong capabilities in the emerging economies.

While these are challenging times, the disruptive changes that are affecting media and marketing represent an opportunity for us to help clients as they look to engage with their customers in an increasingly complex consumer landscape. We have mentioned previously that every one of our agencies is adapting to this new reality. We are successfully integrating digital capabilities and know-how across the operating units, so the growth in both the IAN and CMG segments reflects increased strength in emerging media. We will keep investing, primarily in talent and professional development, to capitalize on the digial marketing opportunity. And we believe that, as a result of this, our offerings are increasingly competitive, across the board.

On past calls, we’ve said that growth at McCann Worldgroup and CMG is due to the actions taken to strengthen talent and build new services at those units during 2005 and 2006. We have also discussed the strength of our integrated US independents and the modern agency model we introduced at Draftfcb, which posted solid first quarter performance.

This quarter, it is gratifying to tell you that Lowe’s results contributed to our improved margins and to see the agency so active and successful on the new business front. It also bears mention that our media agencies, which saw a dramatic turnaround in 2007, continued to show very good progress in the first quarter. The alignment strategy we introduced in late 2006 is paying dividends with clients, and the task force that we put in place late last year to drive synergies is further improving performance at all our media agencies.

To build on this momentum, we must stay focused on seeing to it that our units execute against their operating plans. We have to stay close to our clients and be responsive to their needs. We will also continue to be open to strategic opportunities that enhance our offerings, particularly in the digital arena or in high-growth markets. And, like every type of business at this juncture, we’ll continue to monitor the broader economic situation closely.

We’ve consistently said that, as we move through the turnaround, our progress will not be linear. We continue to caution you against using a single quarter to extrapolate future performance. Nonetheless, we are pleased with the results that we’ve shared with you today.

Continued progress in organic growth and in cost control is driving significant improvement in our margins. The quarter’s performance is further evidence that we have IPG on the right track – and that we remain on track to deliver on our stated financial targets for 2008 and to achieve our ultimate goal of enhancing long-term shareholder value.

Thank you.

Now, let’s open the floor up for questions...

Cautionary Statement

These prepared remarks contain forward-looking statements. Statements in these prepared remarks that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our 2007 Annual Report on Form 10-K under Item 1A, Risk Factors. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	risks associated with assumptions we make in connection with our critical accounting estimates;
•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•	potential adverse developments in connection with the ongoing SEC investigation;
•	risks associated with the effects of global, national and regional economic and political conditions, including fluctuations in economic growth rates, interest rates and currency exchange rates; and
•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our 2007 Annual Report on Form 10-K under Item 1A, Risk Factors.